                                                                                                             EXHIBIT 11

                                           Aon Corporation and Subsidiaries

                                    CONSOLIDATED NET INCOME PER SHARE COMPUTATION


(millions except per share data)
                                                                   Third Quarter Ended           Nine Months Ended
                                                                --------------------------   --------------------------
                                                                  Sept. 30,     Sept. 30,      Sept. 30,     Sept. 30,
                                                                    1996          1995           1996          1995
                                                                ------------  ------------   ------------  ------------
EARNINGS PER SHARE
     Net income .............................................   $      83.8   $     100.0    $     289.0   $     309.9
     Preferred stock dividends ..............................           5.0           5.8           15.2          19.4
                                                                ------------  ------------   ------------  ------------
          Net income available for common stockholders.......   $      78.8   $      94.2    $     273.8   $     290.5
                                                                ============  ============   ============  ============


     Average common shares issued ...........................         111.5         110.8          111.5         110.6
     Net effect of treasury stock activity ..................          (3.1)         (3.4)          (3.0)         (2.8)
     Net effect of dilutive stock compensation plans based
           on the treasury stock method .....................           1.0           0.7            1.2           0.7
                                                                ------------  ------------   ------------  ------------
               Average common and common equivalent shares
                  outstanding ...............................         109.4         108.1          109.7         108.5
                                                                ============  ============   ============  ============
Net income per share ........................................   $      0.72   $      0.87    $      2.50   $      2.68
                                                                ============  ============   ============  ============